Exhibit 99.1

Press Release	For Immediate Release
Date: August 5, 2020

GLEN BURNIE BANCORP ANNOUNCES

SECOND QUARTER 2020 RESULTS

GLEN BURNIE, MD (August 5, 2020) – Glen Burnie Bancorp (“Bancorp”) (NASDAQ: GLBZ), the bank holding company for The Bank of Glen Burnie (“Bank”), announced today a net loss of $96,000, or $0.03 per basic and diluted common share for the three-month period ended June 30, 2020, as compared to net income of $319,000, or $0.11 per basic and diluted common share for the three-month period ended June 30, 2019.

Bancorp reported net income of $174,000, or $0.06 per basic and diluted common share for the six-month period ended June 30, 2020, compared to $454,000, or $0.16 per basic and diluted common share for the same period in 2019. At June 30, 2020, Bancorp had total assets of $418.2 million. Bancorp, the oldest independent commercial bank in Anne Arundel County, paid its 112th consecutive quarterly dividend on July 31, 2020.

“As one would expect, the second quarter of 2020 was significantly impacted by the COVID-19 pandemic. Much of our activity was focused on addressing the issues caused by the pandemic. Our priority was keeping our staff and clients safe and helping our clients navigate this crisis through loan deferrals and U.S. Small Business Association’s Payroll Protection Program (“SBA PPP”) loans. We are proud of the effort put forth by our employees, Board of Directors and our leadership team to serve the needs of our customers and the local community during these difficult times. While massive federal stimulus aided the economic recovery, future economic outcomes are likely dependent on the path of the virus” said John D. Long, President and Chief Executive Officer.

"An interest rate environment rivaling that of the Great Recession continued to impact our margins and therefore our profits for the second quarter. The decrease in yields and cost of funds for the second quarter of 2020 reflected the full quarter impact of the 150-basis point reduction in the target federal funds rate at the end of March 2020. However, we are encouraged by the robust deposit growth already experienced this year. Our year-over-year earnings per share for the first half of 2020 was lower reflecting the impact of the lower interest rate environment and higher allowance for credit losses resulting from the rapid growth in the unemployment rate. We remain well capitalized and continue to reward our shareholders, having paid quarterly cash dividends for 112 consecutive quarters.”

In closing, Mr. Long added, “As we look ahead to the remainder of 2020, downside risks remain from the economic uncertainty and the significant pressure from the low interest rates. Despite this, our underlying business remains strong, benefiting from our capital levels, conservative underwriting policies, on- and off-balance sheet liquidity and loan diversification. We are closely monitoring the rapid developments regarding the pandemic and remain confident in our long-term strategic vision. I remain proud of our employees and their ability to continue to adapt and deliver outstanding customer service during this challenging time.”

Highlights for the First Six Months of 2020

Total interest income declined $0.4 million to $6.8 million for the six-month period ending June 30, 2020, compared to the same period in 2019. This was driven by decreases in interest income on loans and investment securities consistent with declines in the average balances of these portfolios, and lower interest earned on overnight funds, mainly attributable to lower market rates. Beyond pricing pressure/competition and the absolute low level of rates, the current economic outlook and prospects of a sustained historic low interest rate environment will likely continue to place pressure on net interest margin. Exacerbating the above, the Company maintained significantly higher levels of excess balance sheet liquidity during the first half of 2020 year as compared to the same period in 2019. Bancorp has strong liquidity and capital positions that provide ample capacity for future growth, along with the Bank’s total regulatory capital to risk weighted assets of 12.95% at June 30, 2020, as compared to 12.91% for the same period of 2019.

Return on average assets for the three-month period ended June 30, 2020 was -0.10%, as compared to 0.33% for the three-month period ended June 30, 2019. Return on average equity for the three-month period ended June 30, 2020 was -1.05%, as compared to 3.66% for the three-month period ended June 30, 2019. The impact of the lower interest rate environment and higher allowance for credit losses primarily drove the lower returns.

The book value per share of Bancorp’s common stock was $12.65 at June 30, 2020, as compared to $12.37 per share at June 30, 2019.

At June 30, 2020, the Bank remained above all “well-capitalized” regulatory requirement levels. The Bank’s tier 1 risk-based capital ratio was approximately 12.10% at June 30, 2020, as compared to 12.05% at June 30, 2019. Liquidity remained strong due to managed cash and cash equivalents, borrowing lines with the FHLB of Atlanta, the Federal Reserve and correspondent banks, and the size and composition of the bond portfolio.

Balance Sheet Review

Total assets were $418.2 million at June 30, 2020, an increase of $41.8 million or 11.11%, from $376.4 million at June 30, 2019. The COVID-19 pandemic has created a significant amount of excess liquidity in the market. As a result of this excess liquidity, we had an increase of $15.0 million of average interest-bearing cash balances in the second quarter of 2020 compared to the same period in 2019. Investment securities were $84.5 million at June 30, 2020, an increase of $23.3 million or 38.07%, from $61.2 million at June 30, 2019. Loans, net of deferred fees and costs, were $285.0 million at June 30, 2020, a decrease of $6.2 million or 2.13%, from $291.2 million at June 30, 2019. Net loans during the first half of 2020 include loans funded under the SBA PPP. These PPP loans directly benefitted the businesses and employees in our local communities. The Company funded 133 PPP loans totaling approximately $17.4 million in the second quarter of 2020. PPP loans, net of unearned fees of $518,000, totaled $16.8 million at June 30, 2020. The unearned fees are being accreted based on the estimated life of the loans. The Company anticipates that the SBA may forgive a significant number of PPP loans in the fourth quarter of 2020 and first quarter 2021, at which point the recognition of fee income will be accelerated.

Total deposits were $341.9 million at June 30, 2020, an increase of $21.7 million or 6.78%, from $320.2 million at June 30, 2019. Noninterest-bearing deposits were $127.6 million at June 30, 2020, an increase of $20.5 million or 19.14%, from $107.1 million at June 30, 2019. The increase was due to new deposit accounts for PPP loans and core deposit growth. Interest-bearing deposits were $214.3 million at June 30, 2020, an increase of $1.3 million or 0.61%, from $213.0 million at June 30, 2019. Total borrowings were $37.4 million at June 30, 2020, an increase of $17.4 million or 86.83%, from $20.0 million at June 30, 2019. The Company participated in the Paycheck Protection Program Liquidity Facility (“PPPLF”) established by the Federal Reserve. At June 30, 2020, the Company borrowed $17.4 million under the PPPLF with a fixed rate of 0.35% and pledged PPP loans as collateral to secure the borrowings.

Stockholders’ equity was $35.9 million at June 30, 2020, an increase of $1.0 million or 2.87%, from $34.9 million at June 30, 2019. The increase in accumulated other comprehensive gain associated with net unrealized losses on the available for sale bond portfolio and increase in retained earnings and stock issuances under the dividend reinvestment program, offset by an increase in unrealized losses on interest rate swap contracts drove the overall increase in stockholders’ equity.

Nonperforming assets, which consist of nonaccrual loans, troubled debt restructurings, accruing loans past due 90 days or more, and other real estate owned (“OREO”), represented 1.12% of total assets at June 30, 2020, as compared to 1.44% for the same period of 2019. The decreases in nonaccrual loans and troubled debt restructurings, offset by a higher total asset balance drove the 0.32% decrease in nonperforming assets as percentage of total assets from June 30, 2019 to June 30, 2020.

Review of Financial Results

For the three-month periods ended June 30, 2020 and 2019

Net loss for the three-month period ended June 30, 2020 was $96,000, as compared to net income of $319,000 for the three-month period ended June 30, 2019.

Net interest income for the three-month period ended June 30, 2020 totaled $2.94 million, a decrease of $188,000 from the three-month period ended June 30, 2019 due to lower interest income of $238,000, coupled with lower interest expense of $51,000. The decrease in yields and cost of funds for the second quarter of 2020 reflected the full quarter impact of the 150-basis point reduction in the target federal funds rate at the end of March 2020. The decrease in net interest income was due primarily to declining loan balances and a large increase in cash held in interest-bearing deposits in banks during this low rate environment, offset by interest income and fees recognized for PPP loans and reductions in the costs of interest-bearing deposits and borrowings. Loans, net of deferred fees and costs, including $17.4 million of PPP loans funded in the second quarter of 2020, decreased by $6.3 million or 2.15% to $285.0 million as of June 30, 2020, as compared to $291.2 million for the same period of 2019. PPP loans carry a fixed interest rate of 1.0% with a two-year contractual maturity.

Net interest margin for the three-month period ended June 30, 2020 was 3.12%, as compared to 3.41% for the same period of 2019. Lower average yields and higher average balances on interest-earning assets combined with lower average interest-bearing funds and cost of funds were the primary drivers of year-over-year results. The average balance on interest-earning assets increased $11.8 million while the yield decreased 0.37% from 3.91% to 3.54%, when comparing the three-month periods ending June 30, 2019 and 2020. The average balance on interest-bearing funds decreased $6.5 million and the cost of funds decreased 0.07%, when comparing the three-month periods ending June 30, 2019 and 2020. The decrease in interest expense is related to a reduction in higher rate time deposits. As these time deposits matured, they renewed at lower market rates or they exited the Company and were replaced by lower cost checking and money market accounts.

The average balance of interest-bearing deposits in banks and investment securities increased $23.0 million from $71.6 million to $94.6 million for the second quarter of 2020, as compared to the same period of 2019 while the yield decreased from 2.23% to 1.51% during that same time period. Much of the decrease in yields for the three-month period can be attributed to an overall lower interest rate environment and a significant increase in cash held in interest-bearing deposits in banks and investment securities available for sale during this low interest rate period.

Average loan balances decreased $11.2 million or 3.79% to $284.2 million for the three-month period ended June 30, 2020, as compared to $295.4 million for the same period of 2019 while the yield decreased from 4.31% to 4.22% during that same time period. The decrease in loan yields for the second quarter of 2020 reflected the full quarter impact of the 150-basis point reduction in the target federal funds rate at the end of March 2020.

The provision for loan losses for the three-month period ended June 30, 2020 was $487,000, as compared to $30,000 for the same period of 2019. Our loan loss provisioning methodology is significantly tied to projected unemployment rates which have remained elevated during the second quarter of 2020. The increase in the allowance for credit losses at June 30, 2020 is primarily attributable to the ongoing effects of the COVID-19 pandemic due to uncertainty in the economic market. The Company continues to gather the latest information available to perform and update its loan loss reserve analysis. As more information becomes available, including the economic impact of the COVID-19 pandemic, the Company will update the loan loss reserve analysis. The Company maintains the allowance for loan losses at a level believed to be adequate for known and inherent risks in the portfolio. The methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan losses that management believes is appropriate at each reporting date. As a result, the allowance for loan losses was $2.39 million at June 30, 2020, representing 0.84% of total loans, as compared to $2.46 million, or 0.84% of total loans at June 30, 2019. The ratio of the allowance for loan losses to loans outstanding has remained unchanged from June 30, 2019, primarily due to approximately $17.4 million of PPP loans that are guaranteed by the SBA, which require no allowance for loan losses.

Noninterest income for the three-month period ended June 30, 2020 was $228,000, as compared to $282,000 for the three-month period ended June 30, 2019, a decrease of $54,000 or 19.15%.

For the three-month period ended June 30, 2020, noninterest expense was $2.81 million, as compared to $2.99 million for the three-month period ended June 30, 2019, a decrease of $184,000 or 6.15%. The primary contributors to the $184,000 decrease, when compared to the three-month period ended June 30, 2019 were decreases in salary and employee benefits costs, legal, accounting and other professional fees, occupancy and equipment expenses including investments in technology and infrastructure improvements and other expenses, offset by increases in data processing and item processing services.

For the six-month periods ended June 30, 2020 and 2019

Net income for the six-month period ended June 30, 2020 was $174,000, as compared to net income of $454,000 for the six-month period ended June 30, 2019.

Net interest income for the six-month period ended June 30, 2020 totaled $5.99 million, a decrease of $277,000 from the six-month period ended June 30, 2019 due to lower interest income of $448,000, coupled with lower interest expense of $171,000. The decrease in yields and cost of funds for the six-month period ended June 30, 2020 compared to the same period in 2019 is primarily attributable to the five rate cuts by the Federal Reserve from August 2019 through March 2020 with the March 15th movement lowering the federal funds rate 150-basis points and the targeted range to 0% - 0.25%. The decrease in net interest income was due primarily to declining loan balances and a large increase in cash held in interest-bearing deposits in banks during this low rate environment, offset by interest income and fees recognized for PPP loans and reductions in the costs of interest-bearing deposits and borrowings. Loans, net of deferred fees and costs including $17.4 million of PPP loans funded in the second quarter of 2020 decreased by $6.3 million or 2.15% to $285.0 million as of June 30, 2020, as compared to $291.2 million for the same period of 2019. PPP loans carry a fixed interest rate of 1.0% with a two-year contractual maturity.

Net interest margin for the six-month period ended June 30, 2020 was 3.23%, as compared to 3.36% for the same period of 2019. Lower average yields and average balances on interest-earning assets combined with lower average interest-bearing funds and cost of funds were the primary drivers of year-over-year results. The average balance on interest-earning assets decreased $3.9 million while the yield decreased 0.21% from 3.90% to 3.69%, when comparing the six-month periods ending June 30, 2019 and 2020. The average balance on interest-bearing funds decreased $17.2 million and the cost of funds decreased 0.09%, when comparing the six-month periods ending June 30, 2019 and 2020. The decrease in interest expense is related to a reduction in higher rate time deposit balances and FHLB advances. As time deposits matured, they renewed at lower market rates or they exited the Company and were replaced by lower cost checking and money market accounts.

The average balance of interest-bearing deposits in banks and investment securities increased $10.7 million from $78.9 million to $89.6 million for the six-month period ending June 30, 2020, as compared to the same period of 2019 while the yield decreased from 2.35% to 1.76% during that same time period. Much of the decrease in yields for the six-month period can be attributed to an overall lower interest rate environment and a significant increase in cash held in interest-bearing deposits in banks and investment securities available for sale during this low interest rate period.

Average loan balances decreased $14.7 million to $282.8 million for the six-month period ended June 30, 2020, as compared to $297.5 million for the same period of 2019 while the yield decreased from 4.32% to 4.30% during that same time period. The decrease in loan yields is primarily attributable to the five rate cuts by the Federal Reserve from August 2019 through March 2020 with the March 15th movement lowering the federal funds rate 150-basis points.

The provision for loan losses for the six-month period ended June 30, 2020 was $407,000, as compared to $204,000 for the same period of 2019. The increase for the six-month period ended June 30, 2020 as compared to the same period in 2019 was driven by an increase in qualitative factors relating to the COVID-19 pandemic and macro-economic conditions. The assumptions underlying the COVID-19 related qualitative factors included (a) uncertain and volatile macro-economic conditions caused by the pandemic; (b) the high unemployment rate; and (c) the loan deferment program. No provision for loan losses on PPP loans was recognized as the SBA guarantees 100% of loans funded under the program.

Noninterest income for the six-month period ended June 30, 2020 was $484,000, as compared to $564,000 for the six-month period ended June 30, 2019, a decrease of $81,000 or 14.36%.

For the six-month period ended June 30, 2020, noninterest expense was $5.85 million, as compared to $6.07 million for the six-month period ended June 30, 2019, a decrease of $220,000 or 3.62%. The primary contributors to the $220,000 decrease, when compared to the six-month period ended June 30, 2019 were decreases in salary and employee benefits costs, occupancy and equipment expenses including investments in technology and infrastructure improvements and other expenses primarily litigation settlement costs, offset by increases in data processing and item processing services.

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Glen Burnie Bancorp Information

Glen Burnie Bancorp is a bank holding company headquartered in Glen Burnie, Maryland. Founded in 1949, The Bank of Glen Burnie® is a locally owned community bank with 8 branch offices serving Anne Arundel County. The Bank is engaged in the commercial and retail banking business including the acceptance of demand and time deposits, and the origination of loans to individuals, associations, partnerships and corporations. The Bank’s real estate financing consists of residential first and second mortgage loans, home equity lines of credit and commercial mortgage loans. The Bank also originates automobile loans through arrangements with local automobile dealers. Additional information is available at www.thebankofglenburnie.com.

Forward-Looking Statements

The statements contained herein that are not historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

For further information contact:

Jeffrey D. Harris, Chief Financial Officer

410-768-8883

jdharris@bogb.net

106 Padfield Blvd

Glen Burnie, MD 21061

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	June 30,	March 31,	December 31,	June 30,
	2020	2020	2019	2019
	(unaudited)	(unaudited)	(audited)	(unaudited)
ASSETS
Cash and due from banks	$2,387	$2,658	$2,420	$2,373
Interest bearing deposits with banks and federal funds sold	32,592	15,413	10,870	7,565
Total Cash and Cash Equivalents	34,979	18,071	13,290	9,938

Investment securities available for sale, at fair value	84,534	70,172	71,486	61,213
Restricted equity securities, at cost	1,199	1,199	1,437	1,227

Loans, net of deferred fees and costs	284,963	276,960	284,738	291,237
Allowance for loan losses	(2,392)	(1,918)	(2,066)	(2,459)
Loans, net	282,571	275,042	282,672	288,778

Real estate acquired through foreclosure	705	705	705	705
Premises and equipment, net	3,904	3,900	3,761	3,840
Bank owned life insurance	8,101	8,062	8,023	7,940
Deferred tax assets, net	476	611	672	1,059
Accrued interest receivable	1,226	970	961	992
Prepaid expenses	329	374	406	491
Other assets	176	220	308	236
Total Assets	$418,200	$379,326	$383,721	$376,419

LIABILITIES
Noninterest-bearing deposits	$127,621	$113,264	$107,158	$107,132
Interest-bearing deposits	214,316	208,516	214,282	213,046
Total Deposits	341,937	321,780	321,440	320,178

Short-term borrowings	37,367	20,000	25,000	20,000
Defined pension liability	294	323	317	304
Accrued expenses and other liabilities	2,735	1,366	1,284	1,047
Total Liabilities	382,333	343,469	348,041	341,529

STOCKHOLDERS' EQUITY
Common stock, par value $1, authorized 15,000,000 shares, issued and outstanding 2,834,325, 2,830,358, 2,827,473, and 2,821,230 shares as of June 30, 2020, March 31, 2020, December 31, 2019, and June 30, 2019, respectively.	2,834	2,830	2,827	2,821
Additional paid-in capital	10,582	10,554	10,525	10,464
Retained earnings	22,145	22,522	22,537	21,957
Accumulated other comprehensive loss	306	(49)	(209)	(352)
Total Stockholders' Equity	35,867	35,857	35,680	34,890
Total Liabilities and Stockholders' Equity	$418,200	$379,326	$383,721	$376,419

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(unaudited)	(unaudited)	(unaudited)	(audited)
Interest income
Interest and fees on loans	$2,980	$3,176	$6,051	$6,366
Interest and dividends on securities	317	336	698	736
Interest on deposits with banks and federal funds sold	39	62	86	182
Total Interest Income	3,336	3,574	6,835	7,284

Interest expense
Interest on deposits	289	333	614	665
Interest on short-term borrowings	109	117	235	355
Total Interest Expense	398	450	849	1,020

Net Interest Income	2,938	3,124	5,986	6,264
Provision for loan losses	487	30	407	204
Net interest income after provision for loan losses	2,451	3,094	5,579	6,060

Noninterest income
Service charges on deposit accounts	38	64	94	124
Other fees and commissions	151	177	311	356
Gain on securities sold	-	-	1	3
Income on life insurance	39	41	78	81
Total Noninterest Income	228	282	484	564

Noninterest expenses
Salary and employee benefits	1,597	1,685	3,302	3,455
Occupancy and equipment expenses	295	386	626	700
Legal, accounting and other professional fees	252	304	504	535
Data processing and item processing services	184	44	417	219
FDIC insurance costs	48	60	99	116
Advertising and marketing related expenses	19	25	44	52
Loan collection costs	21	26	88	40
Telephone costs	43	55	90	121
Other expenses	348	405	676	829
Total Noninterest Expenses	2,807	2,990	5,846	6,067

(Loss) income before income taxes	(128)	386	217	557
Income tax expense (benefit)	32	67	(43)	103

Net (loss ) income	$(96)	$319	$174	$454

Basic and diluted net (loss) income per common share	$(0.03)	$0.11	$0.06	$0.16

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the six months ended June 30, 2020 and 2019

(dollars in thousands)

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	(Loss)	Equity
Balance, December 31, 2018	$2,814	$10,401	$22,066	$(1,230)	$34,051

Net income	-	-	454	-	454
Cash dividends, $0.20 per share	-	-	(563)	-	(563)
Dividends reinvested under dividend reinvestment plan	7	63	-	-	70
Other comprehensive income	-	-	-	878	878
Balance, June 30, 2019	$2,821	$10,464	$21,957	$(352)	$34,890

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	(Loss)/Income	Equity
Balance, December 31, 2019	$2,827	$10,525	$22,537	$(209)	$35,680

Net income	-	-	174	-	174
Cash dividends, $0.20 per share	-	-	(566)	-	(566)
Dividends reinvested under dividend reinvestment plan	7	57	-	-	64
Other comprehensive income	-	-	-	515	515
Balance, June 30, 2020	$2,834	$10,582	$22,145	$306	$35,867

THE BANK OF GLEN BURNIE

CAPITAL RATIOS

(dollars in thousands)

			To Be Considered Adequately Capitalized		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2020:
(unaudited)
Common Equity Tier 1 Capital	35,386	12.10%	13,157	4.50%	19,004	6.50%
Total Risk-Based Capital	37,875	12.95%	23,389	8.00%	29,237	10.00%
Tier 1 Risk-Based Capital	35,386	12.10%	17,542	6.00%	23,389	8.00%
Tier 1 Leverage	35,386	9.32%	15,180	4.00%	18,975	5.00%

As of March 31, 2020:
(unaudited)
Common Equity Tier 1 Capital	35,730	12.63%	12,726	4.50%	18,382	6.50%
Total Risk-Based Capital	37,698	13.33%	22,624	8.00%	28,280	10.00%
Tier 1 Risk-Based Capital	35,730	12.63%	16,968	6.00%	22,624	8.00%
Tier 1 Leverage	35,730	9.34%	15,309	4.00%	19,137	5.00%

As of December 31, 2019:
(unaudited)
Common Equity Tier 1 Capital	$35,693	12.47%	$12,878	4.50%	$18,602	6.50%
Total Risk-Based Capital	$37,797	13.21%	$22,895	8.00%	$28,619	10.00%
Tier 1 Risk-Based Capital	$35,693	12.47%	$17,171	6.00%	$22,895	8.00%
Tier 1 Leverage	$35,693	9.26%	$15,414	4.00%	$19,268	5.00%

As of June 30, 2019:
(unaudited)
Common Equity Tier 1 Capital	$34,864	12.05%	$13,015	4.50%	$18,799	6.50%
Total Risk-Based Capital	$37,335	12.91%	$23,137	8.00%	$28,922	10.00%
Tier 1 Risk-Based Capital	$34,864	12.05%	$17,353	6.00%	$23,137	8.00%
Tier 1 Leverage	$34,864	9.12%	$15,287	4.00%	$19,109	5.00%

GLEN BURNIE BANCORP AND SUBSIDIARY

SELECTED FINANCIAL DATA

(dollars in thousands, except per share amounts)

	Three Months Ended			Six Months Ended		Year Ended
	June 30,	March 31,	June 30,	June 30,	June 30,	December 31,
	2020	2020	2019	2020	2019	2019
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Financial Data
Assets	$418,200	$379,326	$376,419	$418,200	$376,419	$383,721
Investment securities	84,534	70,172	61,213	84,534	61,213	71,486
Loans, (net of deferred fees & costs)	284,963	276,960	291,237	284,963	291,237	284,738
Allowance for loan losses	2,392	1,918	2,459	2,392	2,459	2,066
Deposits	341,937	321,780	320,178	341,937	320,178	321,440
Borrowings	37,367	20,000	20,000	37,367	20,000	25,000
Stockholders' equity	35,867	35,857	34,890	35,867	34,890	35,680
Net (loss) income	(96)	268	319	174	454	1,599

Average Balances
Assets	$396,633	$383,043	$382,659	$390,171	$391,403	$387,315
Investment securities	69,729	70,779	61,621	70,254	65,780	65,315
Loans, (net of deferred fees & costs)	284,168	281,335	295,425	282,752	297,465	292,075
Deposits	336,330	320,606	325,036	328,468	324,159	324,565
Borrowings	20,949	23,693	20,789	22,321	30,985	25,573
Stockholders' equity	36,762	36,162	34,965	36,842	34,662	35,104

Performance Ratios
Annualized return on average assets	-0.10%	0.28%	0.33%	0.09%	0.23%	0.41%
Annualized return on average equity	-1.05%	2.98%	3.66%	0.95%	2.64%	4.55%
Net interest margin	3.12%	3.34%	3.41%	3.23%	3.36%	3.39%
Dividend payout ratio	-296%	105%	88%	326%	124%	71%
Book value per share	$12.65	$12.67	$12.37	$12.65	$12.37	$12.62
Basic and diluted net income per share	(0.03)	0.09	0.11	0.06	0.16	0.57
Cash dividends declared per share	0.10	0.10	0.10	0.20	0.20	0.40
Basic and diluted weighted average shares outstanding	2,832,974	2,829,375	2,819,994	2,831,174	2,818,266	2,821,608

Asset Quality Ratios
Allowance for loan losses to loans	0.84%	0.69%	0.84%	0.84%	0.84%	0.73%
Nonperforming loans to avg. loans	1.39%	1.46%	1.61%	1.40%	1.60%	1.42%
Allowance for loan losses to nonaccrual & 90+ past due loans	60.4%	46.7%	54.0%	60.4%	54.0%	49.8%
Net charge-offs annualize to avg. loans	0.02%	0.10%	0.24%	0.12%	0.38%	0.12%

Capital Ratios
Common Equity Tier 1 Capital	12.10%	12.63%	12.05%	12.10%	12.05%	12.47%
Tier 1 Risk-based Capital Ratio	12.10%	12.63%	12.05%	12.10%	12.05%	12.47%
Leverage Ratio	9.32%	9.34%	9.12%	9.32%	9.12%	9.26%
Total Risk-Based Capital Ratio	12.95%	13.33%	12.91%	12.95%	12.91%	13.21%